EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MPW Industrial Services Group:

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 333-41991) pertaining to the MPW Industrial Services Group, Inc. and subsidiaries 1997, 1994 and 1991 Stock Option Plans of our report dated October 13, 2006, with respect to the consolidated balance sheets of MPW Industrial Services Group, Inc. as of June 30, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended included in the Annual Report on the Form 10-K.

/s/ KPMG LLP

Columbus, Ohio

October 13, 2006